UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                  Rule 13d-101
    Information to be Included in Statements Filed pursuant to Rule 13d-1(a)
             and Amendments Thereto Filed Pursuant to Rule 13d-2(a)
                                (AMENDMENT NO. 2)

                                   ECTEL LTD.
--------------------------------------------------------------------------------

                                (Name of Issuer)

                       ORDINARY SHARES, NIS 0.04 PAR VALUE
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                    M29925100
--------------------------------------------------------------------------------

                                 (CUSIP Number)

                                SARIT HECHT, ADV.
                      CLAL INDUSTRIES AND INVESTMENTS LTD.
                        3 AZRIELI CENTER, TRIANGLE TOWER
                                 TEL AVIV, 67023
                               TEL: 972-3-6075795
                                     ISRAEL

--------------------------------------------------------------------------------

       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                NOVEMBER 1, 2007
--------------------------------------------------------------------------------

             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 40 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Clal Electronics Industries Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            2,007,153 shares
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------

                   10   SHARED DISPOSITIVE POWER
                        2,007,153 shares
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,007,153 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     12.03%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------


                               Page 2 of 40 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Clal Industries and Investments Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            2,007,153 shares
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        2,007,153 shares
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,007,153 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     12.03%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------


                               Page 3 of 40 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Koor Industries Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            3,498,836 shares
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        3,498,836 shares
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,498,836 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     20.97%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------


                               Page 4 of 40 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Discount Investment Corporation Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            3,498,836 shares
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        3,498,836 shares
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,498,836 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     20.97%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------


                               Page 5 of 40 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     IDB Development Corporation Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            5,515,472**
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        5,515,472 shares**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,515,472 shares**
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [X]**
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     33.05%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------

** Does not include (i) 4,899 Ordinary Shares held for members of the public through, among others, provident funds, mutual funds, pension funds, exchange traded funds and insurance policies, which are managed by subsidiaries of CIEH and (ii) 177 Ordinary Shares which are held by unaffiliated third-party client accounts managed by subsidiaries of CIEH as portfolio managers (the "CIEH Shares"). The Reporting Person disclaims beneficial ownership of the CIEH Shares. See also Item 5.


                               Page 6 of 40 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Badal Securities Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            9,483 shares
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        9,483 shares
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     9,483 shares
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
     [_]
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.056%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------


                               Page 7 of 40 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     IDB Holding Corporation Ltd. (no U.S. I.D. number)
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            5,524,955 shares**
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        5,524,955 shares**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,524,955 shares**
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [X]**
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     33.11%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     CO
--------------------------------------------------------------------------------

** This number does not include the CIEH Shares. The Reporting Person disclaims beneficial ownership of the CIEH Shares.


                               Page 8 of 40 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Nochi Dankner
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            5,524,955 shares**
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        5,524,955 shares**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,524,955 shares**
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [X]**
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     33.11%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------

** This number does not include the CIEH Shares. The Reporting Person disclaims beneficial ownership of the CIEH Shares.


                               Page 9 of 40 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Shelly Bergman
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            5,524,955 shares**
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        5,524,955 shares**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,524,955 shares**
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [X]**
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     33.11%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------

** This number does not include the CIEH n Shares. The Reporting Person disclaims beneficial ownership of the CIEH Shares.


                              Page 10 of 40 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Avraham Livnat
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            5,524,955 shares**
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        5,524,955 shares**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,524,955 shares**
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [X]**
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     33.11%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------

** This number does not include the CIEH Shares. The Reporting Person disclaims beneficial ownership of the CIEH Shares.


                              Page 11 of 40 pages

                                  SCHEDULE 13D
-------------------                                          -------------------
CUSIP NO. M29925100
-------------------                                          -------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Ruth Manor
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
     (A)  [X]
     (B)  [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    SOURCE OF FUNDS*
     Not Applicable
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2 (D) OR 2 (E)     [_]
--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER
                        0
  NUMBER OF        -------------------------------------------------------------
   SHARES          8    SHARED VOTING POWER
BENEFICIALLY            5,524,955 shares**
  OWNED BY         -------------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING             0
 PERSON WITH       -------------------------------------------------------------
                   10   SHARED DISPOSITIVE POWER
                        5,524,955 shares**
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     5,524,955 shares**
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [X]**
--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     33.11%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*
     IN
--------------------------------------------------------------------------------

** This number does not include the CIEH Shares. The Reporting Person disclaims beneficial ownership of the CIEH Shares.


                              Page 12 of 40 pages

     This Amendment No. 3 amends and supplements the Statement on Schedule 13D in respect of the Ordinary Shares, par value NIS 0.04 each ("Ordinary Shares"), of ECtel Ltd. (the "Issuer"), filed by Clal Electronics Industries Ltd., Clal Industries and Investments Ltd., Koor Industries Ltd, Discount Investment Corporation Ltd., IDB Development Corporation Ltd., Badal Securities Ltd., IDB Holding Corporation Ltd., Mr. Nochi Dankner, Mrs. Shelly Bergman, Mrs. Ruth Manor and Mr. Avraham Livnat (collectively, the "Initial Reporting Persons"), with the Securities and Exchange Commission on June 28, 2004 (as amended, the "Statement"). The Initial Reporting Persons together with Koor Industries Ltd. are hereinafter referred to as the "Reporting Persons".

Unless otherwise defined in this Amendment No. 3, capitalized terms have the meanings given to them in the Statement.

The following amends and supplements Items 2, 3, 4, 5 and 7 of the Statement.

ITEM 2. IDENTITY AND BACKGROUND

Item 2 of the Statements is hereby amended and supplemented as follows:

     (a), (b) and (c): The Reporting Persons.

As of November 1, 2007:

     (3) Koor Industries Ltd. ("Koor"), an Israeli public corporation, with its principal office at the Triangular Tower, 43rd floor, 3 Azrieli Center, Tel Aviv 67023, Israel. Koor is a multi-industry holding company engaged through its direct and indirect wholly and partially owned subsidiaries and affiliates in various businesses. The outstanding shares of Koor are listed for trading on the Tel Aviv Stock Exchange. Koor owns directly Ordinary Shares.

     (4) As of November 1, 2007, DIC owned directly approximately 46% of the outstanding ordinary shares of Koor, which in turn beneficially owns Ordinary Shares. By reason of DIC's interest in Koor, DIC may be deemed to be beneficial owner of, and to share the power to vote and dispose of, the Ordinary Shares beneficially owned by Koor. See Item 5.

     Nochi Dankner (together with a private company controlled by him) and his sister Shelly Bergman control Ganden Holdings Ltd. ("Ganden Holdings"), a private Israeli company. Ganden Holdings owns, as of November 22, 2006, approximately 50% of the outstanding shares of IDB Holding (of which, approximately 12.31% of the outstanding shares of IDB Holding are held directly and approximately 37.7% of the outstanding shares of IDB Holding are held through Ganden Investments I.D.B. Ltd. ("Ganden"), a private Israeli company, which is an indirect wholly owned subsidiary of Ganden Holdings). In addition, Shelly Bergman holds, through a wholly owned company, approximately 7.23% of the outstanding shares of IDB Holding.


                              Page 13 of 40 pages

     Ruth Manor controls Manor Holdings B.A. Ltd. ("Manor Holdings"), a private Israeli company which owns, as of Nvember 1, 2007, approximately 11.7% of the outstanding shares of IDB Holding (of which, approximately 1.3% are held directly and approximately 10.39% of the outstanding shares of IDB Holding are held through Manor Investments - IDB Ltd. ("Manor"), a private Israeli company which is controlled by Manor Holdings). Manor also holds directly approximately 0.32% of the outstanding shares of IDB Development. Ruth Manor's husband, Isaac Manor, and their son, Dori Manor, are directors of IDB Holding and IDB Development.

     Avraham Livnat controls Avraham Livnat Ltd., a private Israeli company, which owns, as of November 1, 2007, approximately 11.7% of the outstanding shares of IDB Holding (of which, approximately 1.36% are held directly and approximately 10.34% of the outstanding shares of IDB Holding are held through Avraham Livnat Investments (2002) Ltd. ("Livnat"), a private Israeli company, which is a wholly owned subsidiary of Avraham Livnat Ltd.). Zvi Livnat, a son of Avraham Livnat, is a director of IDB Holding and IDB Development and Shay Livnat, a son of Avraham Livnat, is a director of IDB Development.

Based on information furnished to the Reporting Persons, Gonen Bieber, one of Clal Industries' executive officers holds 72 Ordinary Shares. Other than that, the Reporting Persons are not aware of any executive officer or director named in Exhibit 1 through 9 to the Statement, beneficially owning any Shares.

     The name, citizenship, residence or business address and present principal occupation of the directors and executive officers of (i) Clal Electronics,
(ii)Clal Industries, (iii) Koor, (iv)DIC, (v) IDB Development, (vi) Badal and
(vii) IDB Holding are set forth in Schedules A, B, C, D, E, F and G, respectively, attached hereto and incorporated herein by reference.

     (d) None of the Reporting Persons or, to the knowledge of the Reporting Persons, any director or executive officer named in Exhibits A, B, C, D, E, F and G to this Statement, has, during the last five years, been convicted in any criminal proceeding, excluding traffic violations and similar misdemeanors, except as provided below.

     (e) None of the Reporting Persons or, to the knowledge of the Reporting Persons, any director or executive officer named in Exhibits A, B, C,D, E, F and G to this Statement, has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction which as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

Item 3 of the Statement is hereby amended and supplemented as follows:

The acquisition of Shares reported in this Statement was funded out of working capital of Clal Electronics.


                              Page 14 of 40 pages

ITEM 4. PURPOSE OF TRANSACTION

Item 4 of the Statement is hereby amended and supplemented as follows:

The acquisition of Shares reported in this Statement was for investment purposes.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

Item 5 of the Statement is hereby amended and restated in its entirety as follows:

     (a), (b) Percentages are based on 16,686,401 Ordinary Shares outstanding as of November 1, 2007, as the Issuer advised the Reporting Persons.

As of November 1, 2007:

     Clal Industries and Clal Electronics beneficially own, and may be deemed to share the power to vote and dispose of the 2,007,153 Ordinary Shares held by Clal Electronics, constituting approximately 12.03% of the Ordinary Shares of the Issuer.

     Koor beneficially owns, and may be deemed to share the power to vote and dispose of 3,498,836 Ordinary Shares, constituting approximately 20.97% of the Ordinary Shares of the Issuer.

     DIC may be deemed to beneficially own, and to share the power to vote and dispose of, 3,498,837 Ordinary Shares beneficially owned by Koor, constituting approximately 20.97% of the Ordinary Shares outstanding. DIC disclaims beneficial ownership of such shares.

     IDB Development beneficially owns 9,483 Ordinary Shares, and may be deemed to own additional 5,505,989 Ordinary Shares, consisting of (i) 2,007,153 Ordinary Shares held by Clal Electronics and (ii) 3,498,836 Ordinary Shares beneficially owned by Koor. IDB Development may be deemed to share the power to vote and dispose of all these Ordinary Shares, constituting in the aggregate, 5,515,472 Ordinary Shares or approximately 33.05% of the Ordinary Shares outstanding. IDB Development disclaims beneficial ownership of such shares, other than the 9,483 Ordinary Shares held by it.

     Badal beneficially owns, and may be deemed to share the power to vote and dispose of 9,483 Ordinary Shares held by it, constituting approximately 0.056% of the Ordinary Shares of the Issuer.

     IDB Holding and the Reporting Persons who are natural persons may be deemed to share the power to vote and dispose of the 5,524,955 Ordinary Shares consisting of (i) the 5,515,472 Ordinary Shares which are and may be deemed to be beneficially owned by IDB Development as set forth above and (ii) 9,483 Ordinary Shares held by Badal, constituting in the aggregate approximately 33.11% of the Ordinary Shares. IDB Holding and the Reporting Persons who are natural persons diclaim beneficial ownership of such shares, except that IDB Holding does not disclaim beneficial ownership of the 9,483 Ordinary Shares of Badal.


                              Page 15 of 40 pages

     (c) Except as set forth below, the Reporting Persons have not effected any transactions in the Ordinary Shares in the past 60 days ending on November 1, 2007. Information provided to the Reporting Persons indicates that none of the executive officers and directors of Clal Electronics, Clal Industries, DIC, IDB Development, Badal and IDB Holding, purchased or sold , any Ordinary Shares during the last 60 days ending on November 1, 2007.

Clal Electronics made the following purchases of Shares, all of which were made in open market transactions on the NASDAQ:

Date                    Amount of Ordinary Shares        Average Price Per Share
----                    -------------------------        -----------------------

November 1, 2007                  263,900                          $3.2

November 2, 2007                  300,000                          $3.2

     (d) Not applicable.

     (e) Not applicable.

ITEM 7.           MATERIAL TO BE FILED AS EXHIBITS

Schedules A, B,
C, D, E and F       Name, citizenship, business address, present principal
                    occupation and employer of executive officers and directors of (1) Clal Industries, (2) Clal Electronics, (3) Koor,
                    (4)DIC, (5) IDB Holding, (6) IDB Development and (7) Badal

Exhibits 1-10       Joint filing agreement between each of (1) Clal Electronics,
                    (2) Koor, (3) DIC, (4) IDB Holding, (5) IDB Development (6)
                    Badal, (7) Nochi Dankner, (8) Shelly Bergman, (9) Avraham
                    Livnat and (10) Ruth Manor and Clal Industries.


                              Page 16 of 40 pages

SIGNATURE

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: November 5, 2007

               CLAL ELECTRONICS INDUSTRIES LTD.
               CLAL INDUSTRIES AND INVESTMENTS LTD.
               KOOR INDUSTRIES LTD.
               DISCOUNT INVESTMENT CORPORATION LTD.
               IDB DEVELOPMENT CORPORATION LTD.
               BADAL SECURITIES LTD.
               IDB HOLDING CORPORATION LTD.
               NOCHI DANKNER
               SHELLY BERGMAN
               AVRAHAM LIVNAT
               RUTH MANOR

               By: Clal Industries and Investments LTD.

                    By: (SIGNED)/s/ Gonen Bieber, /s/ Yehuda Ben Ezra
                    Gonen Bieber and Yehuda Ben Ezra, authorized signatories of Clal Industries and Investments Ltd. for itself and on behalf of Clal Electronics Industries Ltd., Clal Industries and Investments Ltd., Koor Industries Ltd., Discount Investment Corporation Ltd., IDB Development Corporation Ltd., Badal Securities Ltd., Nochi Dankner, Shelly Bergman, Avraham Livnat and Ruth Manor pursuant to the agreements annexed as exhibit 1-10 to this Schedule 13D.


                              Page 17 of 40 pages

Schedule A
                        Directors and Executive Officers
                                       Of
                      Clal Industries and Investments Ltd.
                            (as of November 1, 2007)

Citizenship is same as country of address, unless otherwise noted.

NAME & ADDRESS                                POSITION                          CURRENT PRINCIPAL OCCUPATION
--------------                                --------                          ----------------------------
Nochi Dankner                                 Chairman of the Board of          Chairman and Chief Executive Officer of IDB
3 Azrieli Center, the Triangular Tower 44th   Directors and Co-Chief            Holdings; Chairman of IDB Development Clal
floor, Tel Aviv 67023, Israel                 Executive.                        Industries and Investments Ltd and  DIC;
                                                                                director of Companies.

Avi Fischer                                   Director                          Executive Vice President of IDB Holdings;
3 Azrieli Center, the Triangular Tower 45th                                     Deputy  Chairman of IDB Development;
floor, Tel Aviv 67023, Israel                                                   Co-Chief Executive Officer of Clal
                                                                                Industries and Investments Ltd.

Refael Bisker                                 Director                          Chairman of Property and Building
3 Azrieli Center, the Triangular Tower 44th                                     Corporation Ltd.
floor, Tel Aviv 67023, Israel

*Marc Schimmel                                Director                          Director of UKI Investments
54-56 Euston St., London NW1  U.K.

Yecheskel Dovrat                              Director                          Economic consultant and director of
1 Nachshon St., Ramat Hasharon, Israel.                                         companies.

Eliahu Cohen                                  Director                          Chief Executive Officer of IDB Development.
3 Azrieli Center, the Triangular Tower 44th
floor, Tel Aviv 67023, Israel

Shay Livnat                                   Director                          President of Zoe Holdings Ltd.
31st HaLechi St., Bnei Brak 51200, Israel

David Leviatan                                Director                          Director of Companies.
18 Mendele St., Herzeliya, Israel

Alicia Rotbard                                External Director                 Chief Executive Officer of Doors
6 Rosenblum St.                                                                 Information Systems Inc.
#6101 Sea&Sun, Tel Aviv, Israel

Nachum Langental                              External Director                 Director of companies
3 Jabotinski St., Ramat Gan, Israel

**Isaac Manor                                 Director                          Chairman of companies in the motor vehicle
Director                                                                        sector of the David Lubinski Ltd. Group.
26 Hagderot St., Savion


                              Page 18 of 40 pages

**Dori Manor                                  Director                          Chairman of companies in the motor vehicle
18 Hareches St., Savion                                                         sector of the David Lubinski Ltd. Group.

Adiel Rosenfeld,                              Director                          Representative in Israel of Aktiva group.
42 Ha'Alon St., Timrat 23840, Israel

Zvi Livnat,                                   Co- Chief Executive               Co- Chief Executive of Clal Industries and
3 Azrieli Center, the Triangular Tower 45th                                     Investments Ltd.
floor, Tel Aviv 67023, Israel

Nitsa Einan,                                  Vice President and General        General Counsel of Clal Indistries and
3 Azrieli Center, the Triangular Tower 45th   Counsel.                          Investments Ltd.
floor, Tel Aviv 67023, Israel

Yehuda Ben Ezra                               Comptroller.                      Comptroller of Clal Industries and
3 Azrieli Center, the Triangular Tower 45th                                     Investments Ltd.
floor, Tel Aviv 67023, Israel

***Gonen Bieber,                              Vice President and Financial      Financial Manager of Clal Industries and
3 Azrieli Center, the Triangular Tower 45th   Manager.                          Investments Ltd.
floor, Tel Aviv 67023, Israel

Guy Rosen,                                    Vice President                    Vice President of Clal Industries and
3 Azrieli Center, the Triangular Tower 45th                                     Investments Ltd.
floor, Tel Aviv 67023, Israel

Boaz Simons,                                  Vice President                    Vice President of Clal Industries and
3 Azrieli Center, the Triangular Tower 45th                                     Investments Ltd.
floor, Tel Aviv 67023, Israel

Ilan Amit,                                    Internal Auditor                  Internal Auditor of Clal Industries and
3 Azrieli Center, the Triangular Tower 45th                                     Investments Ltd.
floor, Tel Aviv 67023, Israel

*    British Citizenship

**   Israeli and French Citizenship

*** Dual Citizenship of Israel and the Republic of Germany. As of November 1, 2007owns 72 Ordinary Shares.


                              Page 19 of 40 pages

Schedule B

                       Executive Officers and Directors of
                        CLAL ELECTRONICS INDUSTRIES LTD.
                            (as of November 1, 2007)

NAME AND ADDRESS                     POSITION                        PRINCIPAL OCCUPATION
----------------                     --------                        --------------------
Avi Fischer                          Director                         Director and Co-Chief Executive
3 Azrieli Center,                                                     Officer of Clal Industries
Triangular Tower,
Tel Aviv, Israel

Yehuda Ben Ezra                      Director and Comptroller        Comptroller of Clal Industries
3 Azrieli Center,
Triangular Tower,
Tel Aviv, Israel

Gonen Bieber *                       Director and Finance Manager    Finance Manager of Clal Industries(1)
3 Azrieli Center,
Triangular Tower, Tel Aviv, Israel

Nitsa Einan                          General Counsel                 General Counsel of Clal Industreis
3 Azrieli Center,
Triangular Tower,
Tel Aviv, Israel

*    Mr. Bieber is a dual citizen of Israel and the Republic of Germany.

     Based upon information provided to the Reporting Persons, during the past five years, none of the persons listed above has been convicted, or is subject to a judgment, decree or final order, in any of the legal proceedings enumerated in Items 2 (d) and 2 (e) of Schedule 13D.


                              Page 20 of 40 pages

Schedule C

                       Executive Officers and Directors of
                              KOOR INDUSTRIES LTD.
                            (As of November 1, 2007)

NAME & BUSINESS ADDRESS                               POSITION              CURRENT PRINCIPAL OCCUPATION
-----------------------                               --------              ----------------------------
Ami Erel                                              Chairman of the       President and Chief Executive Officer of
3 Azrieli Center, The Triangular Tower, 44th floor,   Board of Directors    DIC; Chief Executive Officer of Netvision
Tel-Aviv 67023, Israel                                                      Ltd.

Nochi Dankner                                         Director              Chairman and Chief Executive Officer of IDB
3 Azrieli Center, The Triangular Tower, 44th floor,                         Holding; Chairman of IDB Development, DIC
Tel-Aviv 67023, Israel                                                      and Clal Industries; Director of companies.

Avraham (Avi) Fischer                                 Director              Executive Vice President of IDB Holding;
3 Azrieli Center, The Triangular Tower, 45th floor,                         Deputy Chairman of IDB Development, Co-Chief
Tel-Aviv 67023, Israel                                                      Executive Officer of Clal Industries.

Isaac Manor (*)                                       Director              Chairman of companies in the motor vehicle
26 Hagderot Street, Savion 56526, Israel                                    sector of the David Lubinski Ltd. group.

Zvi Livnat                                            Director              Executive Vice President of IDB Holding;
3 Azrieli Center, The Triangular Tower, 45th floor,                         Deputy Chairman of IDB Development; Co-Chief
Tel-Aviv 67023, Israel                                                      Executive Officer of Clal Industries.

Haim Gavrieli                                         Director              Executive Vice President of IDB Development
3 Azrieli Center, Triangle Tower, 44th floor, Tel
Aviv 67023, Israel

Marc Schimmel                                         Director              Director of UKI Investment
17 High field Gardens, London W11 9HD, United
Kingdom

Refael Bisker                                         Director              Chairman of Property and Building
3 Azrieli Center, The Triangular Tower, 44th floor,                         Corporation Ltd.
Tel-Aviv 67023, Israel

Gideon Lahav                                          Director              Director of companies.
124 Ehad Ha-Am Street, Tel-Aviv 65208, Israel


                              Page 21 of 40 pages

Dr. Ayelet Ben-Ezer                                   External Director     Vice President of special projects in the
25 Alexander Pen, Tel-Aviv 69641, Israel                                    Interdisciplinary Center Herzeliya.

Shlomo Risman                                         External Director     Chief Executive Officer of the Farmers
8 Kaplan, Tel-Aviv 61001, Israel                                            Federation of Israel.

Avraham Asheri                                        Director               Director of companies.
12 Yoshfe, Mevaseret Zion 90805, Israel

Raanan Cohen                                          Chief Executive       Chief Executive Officer of Koor and Vice
3 Azrieli Center, The Triangular Tower, 44th floor,   Officer               President of DIC.
Tel-Aviv 67023, Israel

David (Didi) Paz                                      Executive Vice        Vice President of Koor and Managing Director
3 Azrieli Center, The Triangular Tower, 44th floor,   President             of Koor Corporate Venture Capital.
Tel-Aviv 67023, Israel

Michal Dadon-Yageel                                   Corporate             Corporate Controller of Koor.
3 Azrieli Center, The Triangular Tower, 43th floor,   Controller
Tel-Aviv 67023, Israel

(*)  Dual citizen of Israel and France


                              Page 22 of 40 pages

Schedule D

        Directors and Executive Officers Directors and Executive Officers
                                       o f
                      DISCOUNT INVESTMENT CORPORATION LTD.
                           (as of September 20, 2007)

Citizenship is the same as country of address, unless otherwise noted.

NAME & ADDRESS                                  POSITION              CURRENT PRINCIPAL OCCUPATION
--------------                                  --------              ----------------------------
Nochi Dankner                                   Chairman of the       Chairman and Chief Executive Officer of IDB
3 Azrieli Center, The Triangular Tower, 44th    Board of Directors    Holding; Chairman of IDB Development, DIC and
floor, Tel-Aviv 67023, Israel                                         Clal Industries and Investments Ltd.; Director of
                                                                      companies.

Zehava Dankner                                  Director              Member of the executive committee of the
64 Pinkas Street, Tel Aviv 62157, Israel                              Beautiful Israel Council.

Zvi Livnat                                      Director              Executive Vice President of IDB Holding; Deputy
3 Azrieli Center, The Triangular Tower, 45th                          Chairman of IDB Development; Co-Chief Executive
floor, Tel-Aviv 67023, Israel                                         Officer of Clal Industries and Investments Ltd.

Avi Fischer                                     Director              Executive Vice President of IDB Holding; Deputy
3 Azrieli Center, The Triangular Tower, 45th                          Chairman of IDB Development; Co-Chief Executive
floor, Tel-Aviv 67023, Israel                                         Officer of Clal Industries and Investments Ltd.

Refael Bisker                                   Director              Chairman of Property and Building Corporation Ltd.
3 Azrieli Center, The Triangular Tower, 44th
floor, Tel-Aviv 67023, Israel

Jacob Schimmel                                  Director              Director of UKI Investments.
17 High field Gardens, London W11 9HD, United
Kingdom

Shaul Ben-Zeev                                  Director              Chief Executive Officer of Avraham Livnat Ltd.
Taavura Junction, Ramle 72102, Israel

Eliahu Cohen                                    Director              Chief Executive Officer of IDB Development.
3 Azrieli Center, The Triangular Tower, 44th
floor, Tel-Aviv 67023, Israel


                              Page 23 of 40 pages

Gideon Lahav                                    Director              Director of companies.
124 Ehad Ha-Am Street, Tel-Aviv 65208, Israel

Moshe Arad                                      External Director     Director of companies.
14 Shay Agnon Street, Jerusalem 92586, Israel

Gideon Dover                                    External Director     Chief Executive Officer and director of Dover
11 Hamaalot Street, Herzlia B 46583, Israel                           Medical and Scientific Equipment Ltd.

NIV AHITUV, PROF.                               EXTERNAL DIRECTOR     PROFESSOR IN THE FACULTY OF BUSINESS MANAGEMENT,
BUSINESS MANAGEMENT FACULTY, RECANATI                                 TEL AVIV UNIVERSITY
BUILDING, TEL AVIV UNIVERSITY, TEL AVIV
69978, ISRAEL

Isaac Manor (*)                                 Director              Chairman of companies in the motor vehicle sector
26 Hagderot Street, Savion 56526, Israel                              of the David Lubinski Ltd. group.

Dori Manor (*)                                  Director              Chief Executive Officer of companies in the motor
17, KEREM HAZEITIM STREET, SAVION 56536,                              vehicle sector of the David Lubinski Ltd. group.
ISRAEL

Adiel Rosenfeld                                 Director              Representative in Israel of the Aktiva group.
42 Ha'Alon Street, Timrat 23840, Israel

Ami Erel                                        President and Chief   President and Chief Executive Officer of DIC.
3 Azrieli Center, The Triangular Tower, 44th    Executive Officer
floor, Tel-Aviv 67023, Israel

Oren Lieder                                     Senior Vice           Senior Vice President and Chief Financial Officer
3 Azrieli Center, The Triangular Tower, 44th    President and Chief   of DIC.
floor, Tel-Aviv 67023, Israel                   Financial Officer

Raanan Cohen                                    Vice President        Vice President of DIC; Chief Executive Officer of
3 Azrieli Center, The Triangular Tower, 44th                          Koor Industries Ltd.
floor, Tel-Aviv 67023, Israel

Ari Bronshtein                                  Vice President        Vice President of DIC.
3 Azrieli Center, The Triangular Tower, 44th
floor, Tel-Aviv 67023, Israel


                              Page 24 of 40 pages

Michel Dahan                                    Vice President and    Vice President and Comptroller of DIC.
3 Azrieli Center, The Triangular Tower, 44th    Comptroller
floor, Tel-Aviv 67023, Israel

Itzhak Ravid, CPA                               Internal Auditor      Managing Partner of Raveh-Ravid & Co., Accountants
32 A HaBarzel St.
Tel Aviv 69710

(*)  Dual citizen of Israel and France


                              Page 25 of 40 pages

Schedule E

                        Directors and Executive Officers
                                       of
                        IDB Development Corporation Ltd.
                            (as of November 1, 2007)

Citizenship is the same as country of address, unless otherwise noted.

NAME & ADDRESS                                  POSITION              CURRENT PRINCIPAL OCCUPATION
Nochi Dankner                                   Chairman of the       Chairman and Chief Executive Officer of IDB
3 Azrieli Center, The Triangular Tower, 44th    Board of Directors    Holding; Chairman of IDB Development, DIC and Clal
floor, Tel-Aviv 67023, Israel                                         Industries and Investments Ltd.; Director of
                                                                      companies.

Zehava Dankner                                  Director              Member of the executive committee of the Beautiful
64 Pinkas Street, Tel Aviv 62157, Israel                              Israel Council.

Avi Fischer                                     Deputy Chairman of    Executive Vice President of IDB Holding; Deputy
3 Azrieli Center, The Triangular Tower, 45th    the Board of          Chairman of IDB Development; Co-Chief Executive
floor, Tel-Aviv 67023, Israel                   Directors             Officer of Clal Industries and Investments Ltd.

Zvi Livnat                                      Deputy Chairman of    Executive Vice President of IDB Holding; Deputy
3 Azrieli Center, The Triangular Tower, 45th    the Board of          Chairman of IDB Development; Co-Chief Executive
floor, Tel-Aviv 67023, Israel                   Directors             Officer of Clal Industries and Investments Ltd.

Refael Bisker                                   Director              Chairman of Property and Building Corporation
3 Azrieli Center, The Triangular Tower, 44th                          Ltd.; Chairman of Super-sol Ltd.
floor, Tel-Aviv 67023, Israel

Jacob Schimmel                                  Director              Director of UKI Investments.
17 High field Gardens, London W11 9HD, United
Kingdom

Shay Livnat                                     Director              President of Zoe Holdings Ltd.
26 Shalva Street, Herzlia Pituach 46705,
Israel

Eliahu Cohen                                    Director and Chief    Chief Executive Officer of IDB Development.
3 Azrieli Center, The Triangular Tower 44th     Executive Officer
floor, Tel-Aviv 67023, Israel


                              Page 26 of 40 pages

Isaac Manor (*)                                 Director              Chairman of companies in the motor vehicle sector
26 Hagderot Street, Savion 56526, Israel                              of the David Lubinski Ltd. group.

Dori Manor (*)                                  Director              Chief Executive Officer of companies in the motor
18 Hareches Street, Savion 56538, Israel                              vehicle sector of the David Lubinski Ltd. group.

Abraham Ben Joseph                              Director              Director of companies.
87 Haim Levanon Street, Tel-Aviv 69345, Israel

Amos Malka                                      External Director     Chairman of Albar Mimunit Services Ltd.
18 Nahal Soreq Street, Modi'in 71700, Israel

Dr. Yoram Margalioth                            External Director     Senior lecturer (expert on tax laws) at the
16 Ha'efroni Street, Raanana 43724, Israel                            Faculty of Law in the Tel Aviv University.

Irit Izakson                                    Director              Director of companies.
15 Great Matityahou Cohen Street, Tel-Aviv
62268, Israel

Lior Hannes                                     Senior Executive      Senior Executive Vice President of IDB
3 Azrieli Center, The Triangular Tower, 44th    Vice  President       Development;  Chief Executive Officer of IDB
floor, Tel-Aviv 67023, Israel                                         Investments (U.K.) Ltd.

Dr. Eyal Solganik                               Executive Vice        Executive Vice President and Chief Financial
3 Azrieli Center, The Triangular Tower, 44th    President and Chief   Officer of IDB Development; Chief Financial
floor, Tel-Aviv 67023, Israel                   Financial Officer     Officer of IDB Holding.

Ari Raved                                       Vice President        Vice President of IDB Development.
3 Azrieli Center, The Triangular Tower, 44th
floor, Tel-Aviv 67023, Israel

Haim Gavrieli                                   Vice President        Vice President of IDB Development.
3 Azrieli Center, The Triangular Tower, 44th
floor, Tel-Aviv 67023, Israel

Haim Tabouch                                    Vice President and    Vice President and Comptroller of IDB Development;
3 Azrieli Center, The Triangular Tower, 44th    Comptroller           Comptroller of IDB Holding.
floor, Tel-Aviv 67023, Israel

Inbal Tzion                                     Vice President and    Vice President and Corporate Secretary of IDB
3 Azrieli Center, The Triangular Tower, 44th    Corporate             Development; Corporate Secretary of IDB Holding.
floor, Tel-Aviv 67023, Israel                   Secretary

(*)  Dual citizen of Israel and France.


                              Page 27 of 40 pages

Schedule F

                        Directors and Executive Officers
                                       of
                          IDB Holding Corporation Ltd.
                            (as of November 1, 2007)

Citizenship is the same as country of address, unless otherwise noted.

NAME & ADDRESS                                  POSITION              CURRENT PRINCIPAL OCCUPATION
--------------                                  --------              ----------------------------
Nochi Dankner                                   Chairman of the       Chairman and Chief Executive Officer of IDB
3 Azrieli Center, The Triangular Tower, 44th    Board of Directors    Holding; Chairman of IDB Development, DIC and
floor, Tel-Aviv 67023, Israel                   and Chief Executive   Clal Industries and Investments Ltd.; Director of
                                                Officer               companies.

Isaac Manor (*)                                 Deputy Chairman of    Chairman of companies in the motor vehicle sector
26 Hagderot Street, Savion 56526, Israel        the Board of          of the David Lubinski Ltd. group.
                                                Directors

Arie Mientkavich                                Vice Chairman of      Chairman of Elron; Chairman of Clal Tourism Ltd.;
14 Betzalel Street,                             the Board of          Deputy Chairman of Gazit-Globe Israel
Jerusalem 94591,Israel                          Directors             (Development) Ltd.

Zehava Dankner                                  Director              Member of the executive committee of the
64 Pinkas Street, Tel Aviv 62157, Israel                              Beautiful Israel Council.

Lior Hannes                                     Director              Senior Executive Vice President of IDB
3 Azrieli Center, The Triangular Tower, 44th                          Development; Chief Executive Officer of IDB
floor, Tel-Aviv 67023, Israel                                         Investments (U.K.) Ltd.

Refael Bisker                                   Director              Chairman of Property and Building Corporation
3 Azrieli Center, The Triangular Tower, 44th                          Ltd.; Chairman of Super-sol Ltd.
floor, Tel-Aviv 67023, Israel

Jacob Schimmel                                  Director              Director of UKI Investments.
17 High field Gardens, London W11 9HD, United
Kingdom

Shaul Ben-Zeev                                  Director              Chief Executive Officer of Avraham Livnat Ltd.
Taavura Junction, Ramle 72102, Israel


                              Page 28 of 40 pages

Eliahu Cohen                                    Director              Chief Executive Officer of IDB Development.
3 Azrieli Center, The Triangular Tower, 44th
floor, Tel-Aviv 67023, Israel

Dori Manor (*)                                  Director              Chief Executive Officer of companies in the motor
18 Hareches Street, Savion 56538, Israel                              vehicle sector of the David Lubinski Ltd. group.

Meir Rosenne                                    Director              Attorney.
8 Oppenheimer Street, Ramat Aviv,
Tel Aviv 69395, Israel

Shmuel Lachman                                  External Director     Information technology consultant
9A Khilat Jatomir Street,
Tel Aviv 69405, Israel

Zvi Dvoresky                                    External Director     Manager of a company involved in the real estate
12 Ha-rofe Street,                                                    business
Haifa 34366, Israel

Zvi Livnat                                      Director and          Executive Vice President of IDB Holding; Deputy
3 Azrieli Center, The Triangular Tower, 45th    Executive Vice        Chairman of IDB Development; Co-Chief Executive
floor, Tel-Aviv 67023, Israel                   President             Officer of Clal Industries and Investments Ltd.

Avi Fischer                                     Executive Vice        Executive Vice President of IDB Holding; Deputy
3 Azrieli Center, The Triangular Tower, 45th    President             Chairman of IDB Development; Co-Chief Executive
floor, Tel-Aviv 67023, Israel                                         Officer of Clal Industries and Investments Ltd.

Dr. Eyal Solganik                               Chief Financial       Chief Financial Officer of IDB Holding; Executive
3 Azrieli Center, The Triangular Tower, 44th    Officer               Vice President and Chief Financial Officer of IDB
floor, Tel-Aviv 67023, Israel                                         Development.

Haim Tabouch                                    Comptroller           Comptroller of IDB Holding; Vice President and
3 Azrieli Center, The Triangular Tower, 44th                          Comptroller of IDB Development.
floor, Tel-Aviv 67023, Israel

(*)  Dual citizen of Israel and France.


                              Page 29 of 40 pages

Schedule G

                        Directors and Executive Officers
                                       of
                              Badal Securities Ltd.
                            (as of November 1, 2007)

Citizenship is the same as country of address, unless otherwise noted.

NAME & ADDRESS                                  POSITION              CURRENT PRINCIPAL OCCUPATION
--------------                                  --------              ----------------------------
Haim Tabouch                                    Director and          Vice President and Comptroller of IDB Development;
3 Azrieli Center, The Triangular Tower, 44th    Comptroller           Comptroller of IDB Holding.
floor, Tel-Aviv 67023, Israel

Gonen Bieber*                                   Director              Financial Manager of Clal Industries
3 Azrieli Center, The Triangular Tower, 44th
floor, Tel-Aviv 67023, Israel

* Dual Citizenship of Israel and the Republic of Germany. As of November 1 2007, owns 72 Ordinary Shares.

     Based on the information provided to the Reporting Persons, during the past five years, none of the persons listed above has been convicted, or is subject to a judgment, decree or final order, in any of the legal proceedings enumerated in Items 2 (d) and 2 (e) of Schedule 13D.


                              Page 30 of 40 pages

                                                                       Exhibit 1

November 1, 2007

Clal Industries and Investments Ltd.
3 Azrieli Center,
Triangle Tower,
TEL AVIV, ISRAEL

Gentlemen:

Pursuant to Rule 13d-1(f)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Clal Industries and Investments Ltd. ("CII") may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13D or Schedule 13G and any amendments thereto in respect of shares of ECtel Ltd. purchased, owned or sold from time to time by the undersigned.

CII is hereby authorized to file a copy of this letter as an exhibit to said
Schedule 13D or Schedule 13G or any amendments thereto.

                                          Very truly yours,

                                          (SIGNED) _______________
                                          IDB Holdings Ltd.

                (SIGNED) _______________
Agreed:         Clal Industries and Investments Ltd.


                              Page 31 of 40 pages

                                                                       Exhibit 2

November 1, 2007

Clal Industries and Investments Ltd.
3 Azrieli Center,
Triangle Tower,
TEL AVIV, ISRAEL

Gentlemen:

Pursuant to Rule 13d-1(f)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Clal Industries and Investments Ltd. ("CII") may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13D or Schedule 13G and any amendments thereto in respect of shares of ECtel Ltd. purchased, owned or sold from time to time by the undersigned.

CII is hereby authorized to file a copy of this letter as an exhibit to said
Schedule 13D or Schedule 13G or any amendments thereto.

                                            Very truly yours,

                                            (SIGNED) _______________
                                            Clal Electronics Industries Ltd.

                (SIGNED) _______________
Agreed:         Clal Industries and Investments Ltd.


                              Page 32 of 40 pages

                                                                       Exhibit 3

November 1, 2007

Clal Industries and Investments Ltd.
3 Azrieli Center,
Triangle Tower,
TEL AVIV, ISRAEL

Gentlemen:

Pursuant to Rule 13d-1(f)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Clal Industries and Investments Ltd. ("CII") may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13D or Schedule 13G and any amendments thereto in respect of shares of ECtel Ltd. purchased, owned or sold from time to time by the undersigned.

CII is hereby authorized to file a copy of this letter as an exhibit to said
Schedule 13D or Schedule 13G or any amendments thereto.

                                            Very truly yours,

                                            (SIGNED)___________
                                            Koor Industries Ltd.

                (SIGNED) _________
Agreed:         Clal Industries and Investments Ltd.


                              Page 33 of 40 pages

                                                                       Exhibit 4

November 1, 2007

Clal Industries and Investments Ltd.
3 Azrieli Center,
Triangle Tower,
TEL AVIV, ISRAEL

Gentlemen:

Pursuant to Rule 13d-1(f)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Clal Industries and Investments Ltd. ("CII") may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13D or Schedule 13G and any amendments thereto in respect of shares of ECtel Ltd. purchased, owned or sold from time to time by the undersigned.

CII is hereby authorized to file a copy of this letter as an exhibit to said
Schedule 13D or Schedule 13G or any amendments thereto.

                                            Very truly yours,

                                            (SIGNED) ____________
                                            Discount Investment Corporation Ltd.

               (SIGNED) _________
Agreed:        Clal Industries and Investments Ltd.


                              Page 34 of 40 pages

                                                                       Exhibit 5

November 1, 2007

Clal Industries and Investments Ltd.
3 Azrieli Center,
Triangle Tower,
TEL AVIV, ISRAEL

Gentlemen:

Pursuant to Rule 13d-1(f)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Clal Industries and Investments Ltd. ("CII") may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13D or Schedule 13G and any amendments thereto in respect of shares of ECtel Ltd. purchased, owned or sold from time to time by the undersigned.

CII is hereby authorized to file a copy of this letter as an exhibit to said
Schedule 13D or Schedule 13G or any amendments thereto.

                                            Very truly yours,

                                            (SIGNED) _________
                                            IDB Development Corporation Ltd.

                (SIGNED) __________
Agreed:         Clal Industries and Investments Ltd.


                              Page 35 of 40 pages

                                                                       Exhibit 6

November 1, 2007

Clal Industries and Investments Ltd.
3 Azrieli Center,
Triangle Tower,
TEL AVIV, ISRAEL

Gentlemen:

Pursuant to Rule 13d-1(f)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Clal Industries and Investments Ltd. ("CII") may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13D or Schedule 13G and any amendments thereto in respect of shares of ECtel Ltd. purchased, owned or sold from time to time by the undersigned.

CII is hereby authorized to file a copy of this letter as an exhibit to said
Schedule 13D or Schedule 13G or any amendments thereto.

                                            Very truly yours,

                                            (SIGNED) _______________
                                            Badal Securities Ltd.

                (SIGNED) __________
Agreed:         Clal Industries and Investments Ltd.


                              Page 36 of 40 pages

                                                                       Exhibit 7

November 1, 2007

Clal Industries and Investments Ltd.
3 Azrieli Center,
Triangle Tower,
TEL AVIV, ISRAEL

Gentlemen:

Pursuant to Rule 13d-1(f)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Clal Industries and Investments Ltd. ("CII") may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13D or Schedule 13G and any amendments thereto in respect of shares of ECtel Ltd. purchased, owned or sold from time to time by the undersigned.

CII is hereby authorized to file a copy of this letter as an exhibit to said
Schedule 13D or Schedule 13G or any amendments thereto.

                                            Very truly yours,

                                            (SIGNED) _____________
                                            Nochi Dankner

                (SIGNED) __________
Agreed:         Clal Industries and Investments Ltd.


                              Page 37 of 40 pages

                                                                       Exhibit 8

November 1, 2007

Clal Industries and Investments Ltd.
3 Azrieli Center,
Triangle Tower,
TEL AVIV, ISRAEL

Gentlemen:

Pursuant to Rule 13d-1(f)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Clal Industries and Investments Ltd. ("CII") may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13D or Schedule 13G and any amendments thereto in respect of shares of ECtel Ltd. purchased, owned or sold from time to time by the undersigned.

CII is hereby authorized to file a copy of this letter as an exhibit to said
Schedule 13D or Schedule 13G or any amendments thereto.

                                            Very truly yours,

                                            (SIGNED) ________________
                                            Shelly Bergman

                (SIGNED) _________
Agreed:         Clal Industries and Investments Ltd.


                              Page 38 of 40 pages

                                                                       Exhibit 9

November 1, 2007

Clal Industries and Investments Ltd.
3 Azrieli Center,
Triangle Tower,
TEL AVIV, ISRAEL

Gentlemen:

Pursuant to Rule 13d-1(f)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Clal Industries and Investments Ltd. ("CII") may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13D or Schedule 13G and any amendments thereto in respect of shares of ECtel Ltd. purchased, owned or sold from time to time by the undersigned.

CII is hereby authorized to file a copy of this letter as an exhibit to said
Schedule 13D or Schedule 13G or any amendments thereto.

                                            Very truly yours,

                                            (SIGNED) ___________
                                            Avraham Livnat

                (SIGNED) __________
Agreed:         Clal Industries and Investments Ltd..


                              Page 39 of 40 pages

                                                                      Exhibit 10

November 1, 2007

Clal Industries and Investments Ltd.
3 Azrieli Center,
Triangle Tower,
TEL AVIV, ISRAEL

Gentlemen:

Pursuant to Rule 13d-1(f)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that Clal Industries and Investments Ltd. ("CII") may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13D or Schedule 13G and any amendments thereto in respect of shares of ECtel Ltd. purchased, owned or sold from time to time by the undersigned.

CII is hereby authorized to file a copy of this letter as an exhibit to said
Schedule 13D or Schedule 13G or any amendments thereto.

                                                 Very truly yours,

                                                 (SIGNED) ________
                                                 Ruth manor

                (SIGNED) ________
Agreed:         Clal Industries and Investments Ltd.


                              Page 40 of 40 pages